Exhibit 4.31

ANTONIO PÉREZ-COCA CRESPO Notary C/ Monte Esquinza, 6 28010 MADRID Tel.: 91 418 32 80 Fax.: 91 319 90 46

DEED OF ACCESSION TO THE PLEDGE OF SHARES OF CEMEX ESPAÑA, S.A. GRANTED BY THE ENTITIES “THE BANK OF NEW YORK MELLON” y “CEMEX ESPAÑA, S.A.”

NUMBER SIX THOUSAND FOUR HUNDRED AND NINE.

In Madrid, my residence on December 5th, two thousand seventeen.

Before me, JOSÉ LUIS LÓPEZ DE GARAYO Y GALLARDO, Notary Public of Madrid and its Illustrious Bar, in substitution of my companion MR. ANTONIO PÉREZ-COCA CRESPO, for his accidental impossibility,

APPEARS:

MRS. PALOMA-JULIETA ÁLVAREZ-URÍA BERROS, adult, of Spanish nationality, with domicile to these effects in Madrid, José Abascal st., number 45; with National Identity Document number 09427338Y.

MR. JUAN PELEGRI y GIRON, adult, of Spanish nationality domiciled for these purposes at Hernández de Tejada St., number 1, 28027 Madrid; with National Identity Document number 01489996-X.

INTERVENE:

The first, on behalf and representation of THE BANK OF NEW YORK MELLON (hereafter, the “Bank”), constituted in accordance with the laws of the State of New York (United States of America) America), with registered office at 225 Liberty Street, New York, N.Y. 10286, United States of America, which in turn acts in representation and benefit of the holders of Senior Secured Notes for maximum main aggregate amount of SIX HUNDRED FIFTY MILLIONS of euros (650,000,000.00 Euros), at a rate of 2,750% interest, with maturity in two thousand twenty-four, subject to the assumptions of anticipated amortization that have been foreseen, issued under the bond issue agreement (Indenture), governed by the laws of the State of New York (United States of America), signed on December 5th, 2.017 by, among others, CEMEX, S.A.B. de C.V. a company stablished in accordance to the laws of Mexico, as issuer, and The Bank of New York Mellon, as trustee (hereafter, with its following amendments or novation, the “Bond Issue”).

Making use of its current power, as it affirms, to its favor conferred by deed granted before Notary Public of New York, Mr. Bret Derman, on November 29th, two thousand and seventeen, photocopy of which has been shown to me and whose original, duly apostilled in accordance with the Hague Convention of October 5th,1. 961, which I will add the present deed, through diligence, when it is delivered to me.

The second, on behalf and representing the Society “CEMEX ESPAÑA, S.A.” (formerly COMPAÑÍA VALENCIANA DE CEMENTOS PÓRTLAND, S.A.) domiciled in Madrid, Hernández de Tejada st., 1; whose object is the Holding activity.

With Code CNAE 6420 “Activities of the Holding Company”.

It was constituted with an indefinite duration in deed authorized by the Notary who was in Valencia, Mr. Juan Bautista Roch Contelles, on April 30th, 1.917, adapted to the present legislation through deed authorized by the Notary Public of Valencia, Mr. Antonio Soto Bisquert on July 13th, 1.990; whose constitution was REGISTERED in the Mercantile Registry of Valencia, in Volume 122, book 28 of companies, section 3a of anonymous, sheet 354, inscription Ia; as of the adaptation it is registered in the aforementioned Registry, in volume 2,854, book 10, general section, folio sheet V2533,inscription 165; Also, the statues of the company were recast through another instrument authorized by the Notary Public of Madrid, Mr. Antonio Francés y de Mateo on August 12th,1993, with order number 6,796, which caused the 200th registration.

Transferred the current address above, by deed authorized by the Notary of Valencia, Mr. Antonio Soto Bisquert, on June 29th, 1995, with order number 1,489 of its protocol, and registered in the Mercantile Registry of Madrid, in volume 9743 and 9744, section 8a, of the Book of Companies, folio 1 and 166, sheet number M 156542, inscriptions Ia y 2a.

Changed its name to the one it now holds, by agreement taken by the General Board of Shareholders of the Company, in its meeting held on the twenty-fourth day of June two thousand and two, raised to public before my testimony, the same day, under order number 662 of his protocol, causing the 122 ° inscription of the registry sheet.

It has C.I.F. number: A46004214 and CNAE Code number 6420 (holding societies).

The appearing party states that the data identifying the Company and, especially, its social object and domicile, have not varied from the consigned ones.

Has C.I.F. number: A-46.004.214.

Making use of its current faculties, which were conferred in its favor by adopted agreement by the Board of Directors of the Company, in their meeting held on November 15th, of two thousand seventeen, raised to public through

Public deed granted before me, in substitution, today, under the number of protocol previous to the present, as credited by authorized copy of the deed I have to the view.

For the purposes set forth in article 98 of the Law 24/2001, and in accordance with the Resolution of the General Directorate of Registries and Notaries of April 12th, 2002, I note that in my opinion, I consider the accredited representative powers sufficient to formalize the present deed of adhesion of pledge in the terms that are indicated below.

REAL TITULARITY.- I, the Notary, expressly state that I have complied with the obligation of Identification of the real holder that the Law 10/2010 of April 28th, imposes, whose result consists in authorized act before my testimony, the eleventh day of November of two thousand and ten, under number 2,387 of order of my protocol, which has not been modified since then, according to the representative of the Society.

The appearing gentlemen have in my opinion, as they intervene, legal capacity and legitimate interest necessary for the granting of present DEED OF ACCESSION TO THE POLICY OF PLEDGE OF SHARES OF CEMEX ESPAÑA, S.A. and, to such effect, in the representation they hold, and all the legal effects that proceed,

EXPOSE

I. That, by virtue of the contract granted in the policy intervened by me on November 8th, 2012, registered with the number 3,530 in Section A of its Registry Book, which has been extended in several times, the last on July 19th, 2017 through contract formalized through policy intervened by me on said date (hereinafter, the “Pledge Policy”), CEMEX, S.A.B. de C.V. and New Sunward Holding B.V. they constituted certain real rights of Pledge (hereinafter, the “Pledges”) over the shares of the company CEMEX Spain, S.A. of its ownership.

II. That, in accordance with the Contract of Relations between Creditors (as defined in the Pledge Policy), the creditors of the CEMEX group in virtue of bond issues such as the Issuance of Bonds will be considered as Creditors of Additional Bonds (Additional Notes Creditors) and, therefore, of Guaranteed Parties (Secured Parties) under the terms provided in the Contract of Relationship between Creditors and in the Pledge Policy, and they can get the benefit of the Pledges by adhering to the Pledge Policy in accordance with the provisions of Clause 16 therein.

III. That, in accordance with the provisions of Clause 16 of the Pledge Policy, the Parties Guaranteed in whose benefit the Agent of Guarantees, including the Bank, in his status of trustee of the bondholders of the Bond Issue, may adhere to the Pledge Policy and ratify their content, accepting the Pledges constituted in their favor in guarantee of the Guaranteed Obligations corresponding, through the appearance before me.

Said accessions will be carried out through the granting the corresponding deed or accession policy, and all without the need for new consent of the pledging agents or pledgee creditors, for having lent their consent in advance in the Contract of Relationship between Creditors and in the Pledge Policy itself.

IV. That the Bank expressly states that the accession to which the Stipulations of this Scripture refer is formalized as a mere instrument for the execution of the rights attributed to the Bank in the Pledge Policy, from which it causes, so that the payment obligations derived from the Bond Issue are guaranteed with a real right of pledge of first rank over the Actions (as defined in the Pledge Policy), concurrent with the remaining Pledge.

V. That in virtue of the above, the Bank wishes to grant the present deed of accession (hereafter, the “Deed”) according to the following

STIPULATIONS

FIRST.- ACCESSION TO THE PLEDGE POLICY.

By this Deed, the Bank adheres, ratifies and approves the Pledge Policy in all its contents, whose full content declares to know, giving therefore to such bestowal full value and legal effectiveness and accepting that the obligations of payment derived from the Bond Issue shall be guaranteed with a real right of pledge of first range over the Actions (as defined in Pledge Policy), concurrent with the rest Pledges.

The Bank REQUIRES ME, the Notary, to NOTIFY this accession to WILMINGTON TRUST (LONDON) LIMITED, with address for these purposes in Third Floor, 1 King’s Arms Yard, London, United Kingdom, EC2R 7AF (attention Sajada Afzal), in its condition of Agent of Guarantees and I, the Notary, accept said requirement.

CEMEX Spain, S.A., appears in this act to the effects of being notified of this accession.

SECOND.- APPLICABLE LAW AND JURISDICTION.

2.1 The present Deed is subject to the Spanish common law.

2.2 The Parties expressly submit to the Jurisdiction and Competence of the Courts and Tribunals of Madrid capital for all issues that may arise from the validity, interpretation, compliance and execution of present Deed.

TREATMENT OF DATA.- The appearing parties accept the incorporation of their data and the copy of their identity documents to the files of the Notary in order to perform the functions proper of the notarial activity and carry out the data communications provided for in the La won Public Administrations and, where appropriate, the Notary that succeeds the current one. May exercise its rights of access, rectification, cancellation and opposition in the authorizing Notary.

Said and granted

And me, the Notary, I CERTIFY:

a. – That I know Mr. Pelegri, and have identified the other appearing party through its corresponding national identity document, whose photograph and signature match.

b. - That the parties, in my opinion, have the capacity and are legitimized for the present bestowal.

c. - That the granting suits the legality and free and properly informed will of those appearing.

d. - Having read this public instrument to the grantors, previously warned of their right to do it themselves, that they have exercised, and who claim to have been duly informed of the full content thereof, to which they lend their consent, all in accordance with Article 193 of the Notarial Regulation.

e. - That the present public instrument remains spread on seven folios of notarial paper, series DS numbers: 0756934 and the following six in order correlative, I, the Notary, certify. Follow the signatures of the parties. - Signed. JOSE LUIS LÓPEZ DE GARAYO AND GALLARDO. Rubricated Stamp of the Notary.

DILIGENCE. - I, ANTONIO PÉREZ-COCA CRESPO, Notary Public of Madrid and its Illustrious Bar, give

Of the present to note that with date of today, December eleventh of the year two thousand and seventeen, I was given a copy of the power of attorney, typed on a double column format, in Spanish and English languages, whose languages I, the Notary understands, which is specially granted for formalizing the deed object of the present, in favor of Mrs. Sonia Chaliha, as General Director and Mrs. Teresa Wyszomierski, as Vice President of THE BANK OF NEW MELLON, before the Notary Public of New York, Mr. Bret S. Derman, the twenty-ninth day of November two thousand and seventeen.

The power is duly apostilled pursuant to The Hague Convention. And I, the Notary, for my knowledge of the legislation of the State of New York in this matter; for being granted before a Notary of said country; because the powers there and thus granted they supply the same effects in the country of origin, because the powers specials are not registered in the Commercial Register of New York, because the Notary of New York assured the identity, legal capacity and compliance with all national formalities and since said act is valid according to the rules of private international law, in view of the purposes of article 36 of the Mortgage Regulations and the Third Additional Disposition of Law 15/2015 concerning Voluntary Jurisdiction, I consider the principle of equivalence of forms as fulfilled.

Having said power of attorney in sight, and I hereby declare the faculties conferred therein sufficient and enough to grant the present deed of adhesion of pledge. — And having nothing else to declare, I extend the present instrument on this single sheet of notarial paper, I, the Notary, testify to this. Signed. ANTONIO PÉREZ-COCA CRESPO. Rubricated. With a Seal of the Notary.

... LICENCE. - For the record, I, ANTONIO PÉREZ-COCA CRESPO, hereby declare that on December fourteenth of two thousand and seventeen, submitted before the Post Central, located in the office 2825494, E.O MINISTRY OF PUBLIC ADMONS, a Certificate and notice of receipt of the notification of the act

Mentioned above, and that by the official in charge of the service I have been provided with the receipt that has the shipping number RF129001190ES.

Of all the above-mentioned and the following writing that motivates this deed, in its last use paper folio of exclusive notarial use, having the number 0756962 of the DS series.

In Madrid on December fourteen, two thousand Seventeen Signed. ANTONIO PÉREZ-COCA CRESPO. Notary Stamp.

ATTACHED DOCUMENTS HEREINAFTER

(Convention de La Haye du 5 Octobre 1961)

1. Country: United States of America

This public document

1.	has been signed by Milton Adair Tingling

2.	acting in the capacity of County Clerk

3.	bears the seal/stamp of the county of New York

Certified

5. at New York City, New York                                                6. the 5th day of December 2017

7.	by Special Deputy Secretary of State, State of New York

8.	No. NYC-917316

9.	Seal/Stamp 10. Signature

/s/ Whitney A. Clark
Apostille (REV: 09/25/12)	Whitney A. Clark
Special Deputy Secretary of State

POWER OF ATTORNEY

Ms. Sonia Chaliha and Ms. Teresa Wyszomierski, acting in the name and on behalf of The Bank of New York Mellon (a Corporation duly organized and existing under the laws of the State of New York, with corporate domicile at 225 Liberty Street, New York, N.Y. 10286, U.S.A., and with an I.R.S. employer identification number 13-5160382) (the “Grantor”), grant a special power of attorney, as broad and sufficient as is required by law, in favor of (i) Ms. Ana María Arias Somalo, of legal age, of Spanish Nationality, with business address in Calle José Abascal 45, Madrid (Spain) and holder of national identification card number 00.410.487-Y, currently in force, (ii) Ms. Marta García López, of legal age, of Spanish Nationality, with business address in Calle José Abascal 45, Madrid (Spain) and holder of national identification card number 2.634.855-K, currently in force, (iii) Ms. Paloma Julieta Alvarez-Uría Berros, of legal age, of Spanish Nationality, with business address in Calle José Abascal 45, Madrid (Spain) and holder of national identification card number 9.427.338-Y, currently in forcé and (iv) Ms. Beatriz Torres Sánchez, of legal age, of Spanish Nationality, with business address in Calle José Abascal 45, Madrid (Spain) and holder of national identification card number 7.964.201-Z, currently in force (hereinafter, any of them, indistinctly, an “Attorney” and jointly the “Attorneys”), so that any of them may, acting jointly and severally, in the name and on behalf of the Grantor, acting on behalf and for the benefit of the holders of the EUR 650,000,000 2.750% Senior Secured Notes Due 2024 (the “Notes”) referred to below (the “Noteholders”) and issued

PODER ESPECIAL

Dña. Sonia Chaliha y Dña. Teresa Wyszomierski; actuando en nombre y representación de The Bank of New York Mellon (una sociedad debidamente constituida con arreglo a las leyes del estado de Nueva York, con domicilio en 225 Liberty Street, New York, N.Y. 10286, (U.S.A.) y con número de

I. R.S. 13-5160382) (el “Poderdante”), confiere poder especial, tan amplio y bastante como en derecho sea menester, en favor de (i) Da. Ana María Arias Somalo, mayor de edad, de nacionalidad española, con domicilio profesional en Calle José Abascal 45, Madrid (España) y titular de documento nacional de identidad número 00.410.487-Y en vigor, (ii) D”. Marta García López, mayor de edad, de nacionalidad española, con domicilio profesional en Calle José Abascal 45, Madrid (España) y titular de documento nacional de identidad número 2.634.855-K en vigor, (iii) Dn Paloma Julieta Alvarez-Uría Berros, mayor de edad, de nacionalidad española, con domicilio profesional en Calle José Abascal 45, Madrid (España) y titular de documento nacional de identidad número 9.427.338-Y en vigor, (iv) D” Beatriz Torres Sánchez, mayor de edad, de nacionalidad española, con domicilio profesional en Calle José Abascal 45, Madrid (España) y titular de documento nacional de identidad número 7.964.201-Z en vigor (en lo sucesivo, uno cualquiera de ellos, indistintamente, un “Apoderado” y, conjuntamente, los “Apoderados”), para que uno cualquiera de ellos pueda, actuando indistinta y solidariamente, en nombre y representación del Poderdante, que a su vez actúa en representación y beneficio de los tenedores de Bonos Sénior Garantizados al tipo de interés del 2.750% con fecha de vencimiento en 2024 y denominados en Euros (EUR 650,000,000 2.750% Sénior Secured Notes Due 2024) (los “Bonos”) a los que se hace referencia más adelante (los “Bónistas”) y que han sido emitidos by virtue of an indenture entered into by, among others, CEMEX, S.A.B. de C.V., as issuer (the “Issuer”), and CEMEX Finance LLC, CEMEX México, S.A. de C.V., Cemex Concretos S.A. de C.V., Empresas Tolteca de México S.A. de C.V., New Sunward Holding B.V., Cemex España, S.A., Cemex Asia B.V., Cemex Corp., Cemex Egyptian Investments B.V, Cemex France Gestión (S.A.S.), Cemex Research Group AG and Cemex UK, each as guarantor (the “Note Guarantors”) and the Grantor, as trustee and paying agent, dated as of December 5, 2017 (hereinafter, as amended from time to time, the “Indenture”), carry out any of the following acts, upon the terms and conditions that the Attorney may deem appropriate:

1.	Negotiate, execute, accept, amend, extend, accede or ratify one or several pledge agreements (the “Share Pledges”) over all or part of the shares {acciones} of the Spanish company CEMEX España, S.A. (Tax Identification Number A46004214, registered with the Commercial Registry of Madrid, in volume 9,743 and 9,744, sheet 1 to 166, section 8, page no. M-156542), whereby one or more share pledges are created to secure ínter alia the full and punctual performance of all or part of the obligations assumed by the Issuer and each of the Note Guarantors in favor of, among others, the relevant Noteholders, as well as other secured obligations assumed by the Issuer and its subsidiaries

2.	Execute or ratify the abovementioned documents, in a public or private document and appear before a Spanish Notary Public to grant the notarial deeds {pólizas} or public deeds {escrituras públicas} of the abovementioned documents and, in particular (without limitation), appear before a Spanish notary public {Notario} to notarize or xaise to the status of public document {elevar a documento público} the Share Pledges, the Indenture and any other agreements, documents, notices or letters related thereto.

en virtud del contrato de emisión de bonos suscrito el 5 de diciembre de 2017 por CEMEX, S.A.B. de C.V. como emisor (el “Emisor”), CEMEX Finance LLC, CEMEX México, S.A. de C.V., Cemex Concretos S.A. de C.V., Empresas Tolteca de México S.A. de C.V., New Sunward Holding B.V., Cemex España, S.A., Cemex Asia B.V., Cemex Corp., Cemex Egyptian Investments B.V, Cemex France Gestión (S.A.S.), Cemex Research Group AG y Cemex UK, como garantes (los “Garantes’“) y el Otorgante como trustee y agente de pagos (en adelante, según sea modificado en cada momento, el “Contrato de Emisión de Bonos”).

realizar cualesquiera de las siguientes actuaciones, en los términos y condiciones que el Apoderado crea apropiados:

1.	Negociar, celebrar, firmar, ejecutar, ratificar, aceptar, modificar, extender, adherirse y otorgar en los términos y condiciones que el Apoderado crea convenientes la constitución de una o varias prendas (las “Prendas sobre las Acciones”) sobre todas o parte de las acciones de la sociedad española CEMEX España, S.A (C.I.F. número A46004214 e inscrita en el Registro Mercantil de Madrid, en el Tomo 9.743, folio 9.744, hoja 1 y 166, sección 8, página M-156542), mediante las cuales se constituyan una o varias prendas sobre acciones para garantizar el completo y puntual cumplimiento de todas o parte de las obligaciones asumidas por el Emisor y cada uno de los Garantes de los Bonos en favor de, entre otros, los respectivos Bonístas, al igual que otras obligaciones garantizadas asumidas por el Emisor y sus filiales.

2.	Firmar o ratificar los anteriores documentos y contratos en documento privado o público, comparecer ante notario español para intervenga en póliza o eleve a público los mencionados documentos, y, en especial (sin limitación), comparecer ante Notario para elevar a documento público las Prendas sobre las Acciones, el Contrato de Emisión de Bonos y cualquiera otros contratos, documentos o caitas relacionados o previstos en los citados contr atos o documentos.

3.	Carry out whichever other actions, declarations, agreements, letters, or execute whichever other public or private document, the Attorney deems desirable or necessary for the validity of the documents previously mentioned, as well as (in particular without limitation) to accept the extension of the Share Pledges to any other shares of CEMEX España, S.A. that the pledgors that created the Share Pledges may hold from time to time, and to acknowledge the creation of any pledges or any other security agreement granted in accordance with the preceding paragraph.

4.	Carry out whichever other actions, declarations, agreements, letters, or execute whichever other public or private document, the Attorney deems desirable or necessary to maintain and protect the Share Pledges or any other security interest related to the documents referred to in the preceding paragraphs.

5.	Appear before the Spanish administrative authorities and execute, in the name and on behalf of the Grantor, the necessary documents for obtaining the Spanish tax identification by filing the necessary tax forms,

6.	Appear before any Spanish administrative authorities and, in particular, but not limited to, the Foreign Investments’ Registry of the Ministry of Finance and the Bank of Spain, execute, deliver and file, in the name and on behalf of the Grantor, any document, statement, payment, application or official forms (including those of a tax nature) that may be necessary or advisable in connection with the execution or compliance with the Indenture and the Share Pledges.
3.	Realizar cualesquiera otros actos o declaraciones, y firmar contratos, cartas, u otorgar cualesquiera otros documentos públicos o privados que el Apoderado considere necesarios o convenientes para la validez de los documentos a los que se 1ra hecho referencia anteriormente y, en particular (aunque sin limitación), para aceptar la extensión de las Prendas sobre las Acciones a cualesquiera otras acciones de CEMEX España, S.A. de las que sean titulares en cada momento los pignorantes que constituyeron las Prendas sobre las Acciones, y para tomar conocimiento de la constitución o extensión de cuantas prendas u otros derechos de garantía se otorguen de acuerdo con los apartados anteriores.

4.	Realizar cualesquiera otros actos o declaraciones, y firmar contratos, cartas, u otorgar cualesquiera otros documentos públicos o privados que el Apoderado considere necesarios o convenientes para conservar y proteger la validez de las Prendas sobre las Acciones o cualesquiera otros derechos de garantía se otorguen de acuerdo con los apartados anteriores.

5.	Comparecer ante las autoridades administrativas españolas y filmar, en nombre del Poderdante, cuantos documentos sean necesarios para la obtención de identificación fiscal presentando los modelos fiscales que sean necesarios,

6.	Comparecer ante cuantas autoridades administrativas españolas y, en particular, pero sin limitación ante, el Registro de Inversiones Exteriores del Ministerio de Economía y el Banco de España, otorgando, comunicando y cumplimentando, en nombre y representación del Poderdante, cuantos documentos, declaraciones, pagos, solicitudes, o impresos oficiales (incluidos los de índole fiscal) que resulten necesarios o convenientes para la celebración o cumplimiento las Prendas sobre las Acciones y el Contrato de Emisión de Bonos.

7.	As a result of the authority granted in the preceding paragraphs, agree on the terms and conditions the Attorney deems appropriate and issue and receive any binding declarations.

8.	Grant deeds of formalization, acknowledgement, ratification, confirmation, modification or amendment of any of the agreements and/or public deeds referred to above.

9.	Request the issuance of copies of any of the aforementioned public documents.

10.	All the powers granted herein can be exercised by the Attorney, even if this would result in self-contracting (autocontratación) or multi-representation (multirepresentación) or conflict of interest (conflicto de interés) figures.

The deed and text of the present. power of attorney will be interpreted exclusively according to the English Language translation.

This power of attorney is effective for ninety (90) days from the date hereof or the earlier of (i) revocation by the Grantor, (ii) the Attorney no longer being retained on behalf of the Grantor or an affiliate of the Grantor and (iii) expiration of ninety (90) days from the date of execution.

The authority granted to the Attorney by this Power of Attorney is not transferable to any other party or entity.

The relationship of the Grantor and the Attorney under this Power of Attorney is intended by the parties to be that of an independent contractor and not that of a joint venture, partner, or agent.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law principles.

7.	En el ejercicio de la autoridad conferida en los párrafos precedentes, fijar los términos y condiciones que considere apropiados y emitir y recibir todo tipo de declaraciones de voluntad y manifestaciones.

8.	Otorgar escrituras o pólizas de formalización, reconocimiento, ratificación, confirmación, modificación o rectificación de cualquiera de los contratos, escrituras o pólizas referidos anteriormente.

9.	Solicitar copias de las citadas pólizas o escrituras.

10.	La totalidad de las facultades incluidas en este poder podrán ser ejercitadas por el Apoderado aun cuando en el ejercicio de las mismas incurrieran en las figuras de autocontratación, multirepresentación o conflicto de interés.

La minuta y redacción del presente poder será, en todo caso, inteipretado conforme a la dicción y sentido del texto que se incluye en lengua inglés.

El presente poder será efectivo por noventa (90) días desde esta fecha o hasta la primera fecha en producirse alguno de los siguientes supuestos: (i) revocación del poder por el Poderdante, (ii) que el Apoderado no continúe siendo empleado por el Poderdante o una de sus filiales; o (iii) expiración del plazo de noventa (90) días desde la fecha de otorgamiento del poder.

Las facultades otorgadas por la Poderdante a través de este poder no son transferibles a ninguna otra parte o entidad.

La relación entre el Poderdante y el Apoderado bajo este Poder, pretendida por las partes, es la propia de un contratista independiente y no de un miembro de una joint venture, socio o agente.

Este poder se regirá y será interpretado de conformidad con las leyes del Estado de Nueva York, con exclusión de sus principios sobre conflicto de leyes.

The Grantor hereby undertakes to confirm and ratify, if so requested by the Attorney, each and every actions taken by the Attorney in accordance with the terms of this power of attorney.

In New York, on November 29, 2017.

El Poderdante se compromete a confirmar y ratificar, si es requerido para ello por el Apoderado, todas y cada una de las actuaciones realizadas por el Apoderado de conformidad con los términos de este poder.

En Nueva York, el 29 de noviembre de 2017.

The Bank of New York Mellon

/s/ Sonia Chaliha
By: Ms. Sonia Chaliha
Managing Director

/s/ Teresa Wyszomierski
By: Ms. Teresa Wyszomierski
Vice President

NOTARIAL CERTIFICATE

I, Notary Public of New York hereby certify that:

I.	The Bank of New York Mellon is a Corporation duly organized and existing under the laws of the State of New York, with corporate domicile at 225 Liberty Street., New York, N.Y. 10286, U.S.A., with an I.R.S. employer identification number of 13-5160382,- and with the required capacity to grant this Power of Attorney.

II.	This Power of Attorney has been validly executed by Ms. Sonia Chaliha and Ms. Teresa Wyszomierski who have the required authority to grant this Power of Attorney in the name and on behalf of The Bank of New York Mellon.

III.	The above is the true hand-written signatures of Ms. Sonia Chaliha and Ms. Teresa Wyszomierski.

CERTIFICADO NOTARIAL

Yo, Notario de Nueva York, por la presente certifico que:

I.	The Bank of New York Mellon es una sociedad existente y válidamente constituida de acuerdo con las leyes del estado de Nueva York, con domicilio social en 225 Liberty Street, New York, N.Y. 10286, (U.S.A.), cón número I.R.S. 13-5160382 y con la capacidad necesaria para otorgar este poder.

II.	El presente poder ha sido válidamente emitido por Dña, Sonia Chaliha y Dña. Teresa Wyszomierski quienes tiene capacidad legal para otorgar dicho poder en nombra y representación de The Bank of New York Mellon.

III.	La anterior firma es la firma manuscrita auténtica de Dña, Sonia Chaliha y Dña. Teresa Wyszomierski.

IV.	That the Grantor has the necessary authority to act in the name and on behalf of the Noteholders.

V.	The acts and transactions effected by the Attorney appointed in this Power of Attorney in. the name and on behalf of The Bank of New York Mellon, within the scope of such Power of Attorney, will be acts or transactions validly effected by The Bank of New York Mellon.

Executed before me, on November 29, 2017.

IV.	El Poderdante tiene autoridad necesaria para actuar en nombre y representación de los Bonistas.

V.	Los actos realizados y negocios celebrados por el Apoderado designado en este poder en nombre y representación de The Bank of New York Mellon, dentro del ámbito del presente poder, serán actos o negocios válidamente realizados ó celebrados por The Bank of New York Mellon.

Firmado ante mí, el 29 de noviembre de 2017.

STATE OF NEW YORK        )

COUNTY OF NEW YORK        )

On the 29th day of November in the year 2017 before me, the undersigned, a notary public in and for said State, personally appeared Sonia Chaliha, a Managing Director, and Teresa Wyszomierski, a Vice President, personally known lo me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to within that instrument and acknowledged to me that they executed the same within their capacities, and that by their signature on the instrument, the Corporation executed the instrument

/s/ Bret S. Derman
Notary Public
BRETS. DERMAN
NOTARY PUBLIC STATE OF NEW YORK
KNGS COUNTY

State of New York) County of New York}	No. 390710

I, Milton Adair Tingling, Clerk of the County of New York, and Clerk of the Supreme Court in and for said county, the same being a court of record having a seal, DO HEREBY CERTIFY THAT

BRET S. DERMAN

whose name is subscribed to the annexed original instrument has been commissioned and qualified as a NOTARY PUBLIC and has filed his/her original signature in this office and that he/she was at the time of taking such proof or acknowledgment or oath duly authorized by the laws of the State of New York to take the same: that he/she is well acquainted with the handwriting of such public officer or has compared the signature on the certificate of proof or acknowledgment or oath with the original signature filed in his/her office by such public officer and he/she believes that the signature on the original instrument is genuine,

IN WITNESS WHEREOF, I have hereunto set my hand and my official seal this 05th Day of December, 2017

/s/ Milton Adair Tingling
County Clerk, New York County

THE PRESENT, IS THE FIRST EXACT COPY of ITS MATRIX where it is recorded. For those appearing, as they intervene, I hereby issue the instrument on twelve stamped pages of exclusive paper for notarial documents, on DS series, numbers 0833037, and the following eleven in descending order, which I hereby sign, rubric and stamp, in MADRID, at December fifteenth, two thousand and seventeen. I TESTIFY TO THIS.